Exhibit 99.2

FOR IMMEDIATE RELEASE
CONTACT:

Investor Relations                                Carl Hymans
Tiens Biotech Group (USA), Inc.                   G. S. Schwartz & Co.
Tel: 0086-22-8213-7594                            Tel: 212-725-4500
Fax: 0086-22-8213-7667                            Fax: 212-725-9188
Email: investor@tiens-bio.com                     Email: carlh@schwartz.com
http://www.tiens -bio.com

                 TIENS BIOTECH GROUP (USA) ISSUES CORRECTION TO
                FOURTH QUARTER DOMESTIC AND INTERNATIONAL REVENUE
                --ALL OTHER REPORTED FINANCIAL DATA IS CORRECT--

NEW YORK - April 6, 2006 -Tiens Biotech Group (USA), Inc. (the "Company" or "Tiens USA"), (Amex: TBV), www.tiens-bio.com, announced corrections to its press release, dated April 4, 2006 regarding information on domestic and international revenue for the fourth quarter and twelve months ended December 31, 2005.

The corrected chart of domestic and international revenue which appeared in the April 4, 2006 press release is as follows:

                                  Fourth Quarter Ended
                                      December 31,
                               ---------------------------
Revenue                            2005           2004       Increase in %
----------------------------   ------------   ------------   -------------
Domestic                       $ 10,686,357   $  5,788,507            84.6%
                               ------------   ------------   -------------
International                  $  7,271,845   $  7,047,249             3.2%
                               ------------   ------------   -------------

                                   Twelve Months Ended
                                      December 31,
                               ---------------------------
Revenue                            2005           2004       Increase in %
----------------------------   ------------   ------------   -------------
Domestic                       $ 38,181,090   $ 29,210,167            30.7%
                               ------------   ------------   -------------
International                  $ 30,507,579   $ 29,700,365             2.7%
                               ------------   ------------   -------------

Tiens USA's increase in revenue for the fourth quarter ended December 31, 2005 compared to the fourth quarter ended December 31, 2004 mainly reflects an 84.6% increase in demand for its products in China, rather than the 760% increase in demand previously reported on April 4, 2006.

About Tiens Biotech Group (USA), Inc., www.tiens-bio.com

Tiens Biotech Group (USA), Inc. (Amex: TBV) conducts its main business operations through its 80% owned subsidiary Tianjin Tianshi Biological Development Co., Ltd. ("Biological"), which is based in Tianjin, People's Republic of China (China). Biological primarily engages in the research, development, manufacturing, and marketing of nutrition supplement products, including wellness products and dietary nutrition supplement products, and personal care products.

Tiens USA derives its revenues principally from product sales to affiliated companies in China and outside of China. Since its establishment, Biological has developed and produces 39 nutrition supplements, which include wellness products and dietary nutrition supplements. Biological has also developed and produces 25 personal care products, which include skin care products and personal washing products. Biological develops its products at its own product research and development center, which employs highly qualified professionals in the fields of pharmacology, biology, chemistry and fine chemistry. Biological has obtained all required certificates and approvals from government regulatory agencies to manufacture and sell its products in China.

In China, Biological conducts the marketing and sales of its products through its affiliated company, Tianjin Tianshi Biological Engineering Co., Ltd. ("Tianshi Engineering"), a Chinese company. Tianshi Engineering markets and sells Biological's products in China through chain stores, domestic affiliated companies, and its 106 branches. Outside of China, Biological sells its products through an extensive direct sales force, or multi-level marketing sales force of overseas affiliates, located in approximately 54 countries, and independent distributors who use the products themselves and/or resell them to other distributors or consumers. The direct sales marketing program is subject to governmental regulation in each of these countries.